Exhibit 99.1

European Medicines Agency (EMA) Grants Orphan Drug Designation for Moleculin’s Treatment of Acute Myeloid Leukemia (AML)

–

Next-generation non-cardiotoxic anthracycline Annamycin with notable signs of clinical efficacy in AML in combination with Cytarabine achieves preliminary CRc rate of 60% in 2nd line AML subjects in a European clinical trial

–	There are approximately 160,000 people with AML worldwide

–	Annamycin continues to show no signs of cardiotoxicity (N=82 across multiple studies); Lower toxicity profile than traditional intensive therapy

–	Annamycin is advancing towards pivotal AML study in 2024 and may qualify for an accelerated approval pathway

HOUSTON, April 18, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced that the European Medicines Agency (EMA) has granted Orphan Drug Designation to Annamycin for the treatment of AML.

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has shown to be non-cardiotoxic in the 82 subjects treated in multiple studies in the U.S. and in Europe. Furthermore, Annamycin has recently shown in Moleculin’s European clinical study for the treatment of AML using Annamycin in combination with Cytarabine (MB-106) a preliminary 60% composite complete response (CRc) rate in 2nd line subjects (N=10) and an overall interim CRc of 39% in all subjects (N=18), regardless of the prior number of therapies, in the European trial. Durability of the CRc’s is developing. One subject has surpassed the one-year mark with a durable complete response. Recruitment in MB-106 has ended for 2nd line subjects while recruitment for 1st line and 3rd line subjects continue. Annamycin is currently in development for the treatment for AML and STS lung mets, and the Company believes the drug may have the potential to treat additional indications.

“We are pleased to receive Orphan Drug Designation from the EMA for Annamycin, which further supports our ongoing efforts to advance this compelling next-generation anthracycline for the treatment of hard-to-treat cancers,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Combined with the Orphan Drug Designation we already have in the US and with the new composition of matter patent just awarded by the US Patent and Trademark Office with coverage through 2040, we believe the commercial exclusivity of Annamycin is now very well protected. We continue to be encouraged by the growing body of promising interim clinical data demonstrated by Annamycin. We remain focused on advancing our clinical and regulatory strategies toward our next phase of development, including the planned commencement of a pivotal registration study as a 2nd line therapy in AML before year end.”

The EMA grants orphan drug designation to drugs and biologics intended for the treatment, diagnosis or prevention of rare, life-threatening or chronically debilitating diseases or conditions that affect fewer than five in 10,000 people in the European Union. Orphan designation allows companies certain benefits, including reduced regulatory fees, clinical protocol assistance, research grants and up to 10 years of potential market exclusivity in the European Union if approved.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung mets.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above is subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of a pivotal registration study of Annamycin as a 2nd line therapy in AML before year end. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com